                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
WebTrends Corporation:


The audits referred to in our report dated January 11, 1999, except for note 10 which is as of January 19, 1999, included the related financial statement schedule as of and for each of the years in the years ended December 31, 1998, 1997 and 1996, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


                                        /s/ KPMG Peat Marwick LLP


Portland, Oregon
February 18, 1999